Exhibit 4.1
Material Contract

Share Exchange Agreement Dated August 22, 2007

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT made with effect as of the 22 day of AUGUST, 2007.

AMONG:

 UNGAVA MINERALS CORP.
a company continued under the laws of the Dominion of Canada having its head office at 1155 Rene-Levesque Blvd. West, Suite 3100,
Montreal, Quebec H3B 3S8

(the “Vendor”)

AND:

BYRON AMERICOR INC.
an Ontario Corporation having its head office at
2045 Lakeshore Blvd. West, Suite 2907,
Toronto, Ontario M8V 2Z6

(the "Purchaser")

WITNESSES THAT WHEREAS:

A. The Vendor is the legal and beneficial owner of all of the issued and outstanding shares and warrants(collectively, the "Shares") in the capital of Ungava Mines Inc. ("Ungava");

 B.    The Vendor wishes to sell the Shares to the Purchaser and the Purchaser wishes to purchase the Shares from the Vendor in accordance with the terms set out herein;

NOW THEREFORE in consideration of the covenants and agreements herein and the payment of $1 made by each party to the other. the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

1.             PURCHASE AND SALE

1.1           Agreement - The Vendor agrees to assign, sell and transfer the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Vendor, on the terms and subject to the conditions contained in this Agreement.

1.2           Purchase Price - The purchase price for the Shares will be paid by the Purchaser's issuance to the Vendor, seventy five million eight hundred and sixty eight thousand three hundred and sixty two (75,868,362) common shares in the capital of the Purchaser at a paid up value of Cd $0.60 per share (the "Purchase Shares") and ten million (10,000,000) common share purchase Warrants, each exercisable to purchase a further common share at the price of Cd $0.75 on or before August 31, 2012, (the Warrants).

2.             VENDOR’S REPRESENTATIONS AND WARRANTIES

2.1           Vendor’s Representations and Warranties - In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents and warrants to the Purchaser that:

(a)
the Vendor owns and have the right to sell the Shares as the legal and beneficial owner, free of all liens, claims, charges, restrictions on transfer, voting agreements, voting trusts, escrow conditions and encumbrances whatsoever;

(b)
the Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and all necessary action has been taken by or on the part of the Vendor to authorize the execution, delivery and performance of this Agreement and all other documents contemplated hereby;

(c)
the Vendor acknowledges and agrees that the Purchase Shares and Warrants have not been and will not be qualified or registered under the securities laws of Ontario or under any federal or state laws of the United States and as such, the Vendor may be restricted from selling or transferring such Purchase Shares under applicable law;

(d)
the Vendor will deliver a certificate prior to closing stating its jurisdiction of  incorporation, and that all negotiations and other acts in furtherance of the execution and delivery of this Agreement by the Vendor in connection with and transactions contemplated herein have taken place and will take place solely in Ontario;

(e)  Ungava was duly incorporated under the laws of the Province of Ontario and is in goodstanding with respect to all statutory filings required by the applicable corporate laws;

(f)	the Shares have been duly and validly issued and are outstanding as fully paid andnon-assessable shares and warrants in the capital of Ungava;

 (g)   the authorized capital of Ungava consists of unlimited number of common and preferred  shares of which there are 90,000,000 common shares issued and outstanding as fully paid and  non-assessable and 10,000,000 warrants exercisable at Cd $0.75 per share;

(h)
no person, firm or corporation has any right, agreement or option or a right capable of becoming a right, agreement or option, whether oral or in writing, for the purchase of the Shares or to require Ungava to purchase, redeem or otherwise acquire the Shares or any right capable of becoming a right, agreement or option for the purchase, subscription or issuance of any of the unissued shares in the capital of Ungava;

(i)
Ungava has the corporate capacity and power to own the assets owned by it and to carry on the business presently carried on by it and is duly qualified or licensed to carry on business in all places where it presently conducts its business;

(j)
The audited financial statements of Ungava for the period ended May 31, 2007, "Ungava’s Financial Statements") which will he delivered at Closing, will be true and correct in every material respect and present fairly the financial position of Ungava as at the date of such statements and the results of its operations for the period then ended in accordance with generally accepted accounting principles on a basis consistently applied;

(k)	since the date of Ungava's Financial Statements:

(i)
there has not been any material adverse change in the financial position or condition of Ungava or any damage, loss or other change in circumstances materially affecting the business or property of Ungava or its right or capacity to carry on business,

(ii) Ungava has not waived or surrendered any right of material value,

(iii)	Ungava has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business,

(iv) the business of Ungava has been carried on in the ordinary course, and

(v) the constating documents of Ungava have not been amended;

(l)
the only contracts, agreements or understandings to which Ungava is legally bound and which are material to the business or financial position to Ungava are those contracts, agreements or understandings referred to in the Ungava financial statements or  described in Schedule "A" to this Agreement (the "Material Contracts');

(m)
there are no liabilities, contingent or otherwise, of Ungava not disclosed or reflected in Ungava's audited Financial Statements except liability arising under the Material Contracts, and those incurred in the ordinary course of the business of Ungava since the date of Ungava's Financial Statement and Ungava has not guaranteed, or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation;

(n)	Ungava is indebted to the Vendor in the amount of Cd $ 1,500,000 on a demand note basis;

(o)
no dividends or other distribution of any kind on any shares in the capital of Ungava and no distribution of assets in any form or manner have been made, declared or authorized since its incorporation nor will any be declared, paid or authorized after the date hereof and up to the Closing;

(p)
no payments of any kind have been made or authorized by or on behalf of Ungava to or on behalf of the Vendors or to or on behalf of officers, directors, shareholders or employees of Ungava or under any management agreements with Ungava, other than in the ordinary course of business;

(q)
The Vendor and Ungava through its subsidiary Ungava Minerals Exploration Inc., is currently involved in litigation regarding its mineral property with James Mungall, and the University of Toronto in Ontario and in Quebec is involved in actions regarding  the Option Agreement of January 12, 2001 with Canadian Royalties Inc., and various trespasses and other torts regarding which full disclosure had not been made to the Purchaser, other than that, the Vendor knows of no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or threatened against or affecting Ungava at law or in equity or before or by any federal, provincial, state, municipal or other governmental department. commission, board, bureau or agency;

(r)
Ungava does not have a pension plan, profit sharing plan, group insurance or similar plans or other deferred compensation plans or any hospitalization plan, disability plan or other employee benefit plan, program or policy with respect to any of its employees;

(s)
Ungava has good and marketable title to all its properties and assets as reflected in Ungava's Financial Statements and such properties and assets are not subject to any mortgage, pledge, deed of trust, lien, conditional sale agreement, option, encumbrance or charge;

(t)	at the Closing Date, neither the Vendor nor any officers, directors or employees of Ungava are now indebted or under obligation to Ungava on any account whatsoever;

(u)
all tax returns and reports of Ungava required by law to be filed prior to the date hereof have been or will be filed prior to the Time of Closing and are or will be substantially true, complete and correct and all taxes and government charges have been paid or accrued;

(v)
neither this Agreement nor the performance of the transactions contemplated in this Agreement will conflict with or result in a violation of the incorporating documents of Ungava, any resolutions of its directors or shareholders or of any agreement to which any of the Vendor or Ungava is a party or any law, rule or regulation, judgment or order to which any of them are subject and will not give any person any right to terminate or cancel any agreement or any right enjoyed by Ungava or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Shares or the assets of Ungava:

(w)
there are no liabilities of Ungava of any kind whatsoever, contingent or otherwise, existing on the date hereof in respect of which Ungava or the Purchaser may be liable on or after the completion of the transactions contemplated by this Agreement other than:

(i)           liabilities disclosed or referred to in this Agreement, or Ungava’s Financial Statements,or arising out of the Material Contracts and the litigation referred to; and

(ii)           liabilities incurred in the ordinary course of business, none of which are materiallyadverse to the business, operations, affairs or financial condition of Ungava;

(x)
all material transactions of Ungava have been properly recorded in the books and records of Ungava and the minute book of Ungava contains records of all material contracts and meetings and proceedings of shareholders and directors thereof;

(y)
the Shares are not subject to or affected by any actual or, to the knowledge of the Vendor, pending or threatened cease trading, compliance or denial of use of exemptions order of, or action, investigation or proceeding by or before, any securities regulatory authority, court, administrative agency or other tribunal; and

(z)	the Officers of Ungava are:
Allan Miller, President
Alan Rootenberg, CFO
David Hynes, Secretary-Treasurer
Glen Gasparini, Vice President

the Directors of Ungava are:

David Hynes, Allan Miller, Marek Mucha, Joseph Greenberg, Jamie Lavigne and Glen Gasparini.

2.2           Survival - The representations and warranties of the Vendor contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby will be true at and as of the Time of Closing as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or enquiries made by the Purchaser prior to Closing or the waiver of any condition by the Purchaser, the representations and warranties of the Vendor will survive the Closing Date and notwithstanding the Closing of the purchase and sale herein provided for, will continue in lull force and effect for a period of one year from the Closing Date. In the event that any of the said representations and warranties are found by a court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained directly or indirectly by the Purchaser then the Vendor will pay the amount of such loss or damage to the Purchaser within 30 days of receiving notice of judgment therefore provided that the Purchaser will not be entitled to make any claim unless the loss or damage suffered will exceed the amount of $1,000.

3.            PURCHASER'S REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties - In order to induce the Vendor to enter into andconsummate this Agreement, the Purchaser represents and warrants to the Vendor that:

(a)
the Purchaser is a corporation duly continued under the laws of the Province of Ontario and, as at the Closing Date, will be in good standing with respect to all statutory filings required by the Business Corporations Act (Ontario);

(b)
on the Closing Date the authorized capital of the Purchaser will consist of an unlimited number of common shares without par value of which not more than 16,820,636 common shares will be issued and outstanding on the Closing Date as fully paid and non-assessable (including shares issuable on or prior to the Closing Date upon the exercise of all outstanding warrants and options of the Purchaser;

(c)
the common shares of the Purchase are quoted on the NASDAQ OTC Bulletin Board in the United States and, on the Closing Date, the Purchaser will not be in material default of any of the terms and conditions of its listing agreement with the Exchange or of any of the policies or rules of the Exchange;

(d)
the Purchaser will allot and issue the Purchase Shares, free of all liens, claims, charges and encumbrances whatsoever, other than hold periods or other restrictions imposed under applicable securities legislation or by securities regulatory authorities;

(e)	the Purchase Shares will be issued to the Vendor on the Closing Date and will be quoted for trading on the NASDAQ OTC Bulletin Board:

(f)
the Purchaser has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and all necessary corporate action had been taken by or on the part of the Purchaser to authorize the execution, delivery and performance of this Agreement and all other documents contemplated hereby;

(g)
no person, firm or corporation has any right, agreement or option or a right capable of becoming a right, agreement or option or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares in the capital of the Purchaser;

(h)
audited Financial Statements of the Purchaser as at December 31, 2006 (the "Purchaser's Financial Statements"), which are attached hereto as Schedule "D", are true and correct in every material respect and present fairly the financial position of the Purchaser as at the date of the Purchaser's Financial Statements and the results of its operations for the periods then ended in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

(i)   since the date of the Purchaser's Financial Statements;

(i)
there has not been any material adverse change in the financial position or condition of the Purchaser or any damage, loss or other change in circumstances materially affecting the business or property of the Purchaser or its right or capacity to carry on business,

(ii)  the Purchaser has not waived or surrendered any right of material value,

(iii)	the Purchaser has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(iv) the business of the Purchaser has been carried on in the ordinary course;

(j)
there are no liabilities, contingent or otherwise, of the Purchaser not disclosed or reflected in the Purchaser's Financial Statements except those incurred in the ordinary course of the business of the Purchaser, since the date of the Purchaser's Financial Statements which in the aggregate do not exceed Cd$ 20,000. and the Purchaser has not guaranteed, or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation;

(k)
no dividends or other distribution on any shares in the capital of the Purchaser have been made, declared or authorized since its incorporation nor will any be declared, paid or authorized after the date hereof and up to the Closing and no distribution of assets in any form or manner has been made since the incorporation of the Purchaser nor will any be made after the date hereof and up to the Closing;

(l)
no payments of any kind have been made or authorized by or on behalf of the Purchaser or to or on behalf of officers, directors, shareholders or employees of the Purchaser or under any management agreements with the Purchaser, other than in the ordinary course of business;

(m)
the Purchaser does not have any contracts, agreements, undertakings or arrangement, whether oral, written, or implied with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, lawyers, or others which cannot be terminated without penalty on not more than one month's notice;

(n)
there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or threatened against or affecting the Purchaser at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board. bureau or agency;

(o)	there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans affecting the Purchaser;

(p)
the Purchaser has good and marketable title to all its properties and assets and such properties and assets are not subject to any mortgage, pledge, deed of trust, lien, conditional sale agreement, encumbrance or charge;

(q)
the Purchaser does not have any subsidiaries, or any interest in or title to any properties or assets other than those disclosed in the Purchaser's Financial Statements and there are no liabilities of the Purchaser of any kind whatsoever, contingent or otherwise, existing on the date hereof in respect of any interests in properties or assets which have been sold, transferred or otherwise disposed of by the Purchaser:

(r)	no officers, directors or employees of the Purchaser are now indebted or under obligation to the Purchaser on any account whatsoever, other than in the ordinary course of business;

(s)
all tax returns and reports of the Purchaser required by law to he filed prior to the date hereof have been or will be filed prior to the Time of Closing and are or will be substantially true, complete and correct and all taxes and government charges have been paid or accrued;

(t)
neither this Agreement nor the performance of the transactions contemplated in this Agreement will conflict with or result in a violation of the incorporating documents of the Purchaser, any resolutions of its directors or shareholders or of any agreement to which the Purchaser is a party or any law, rule or regulation, judgment or order to which the Purchaser is subject and will not give any person any right to terminate or cancel any agreement or any right enjoyed by the Purchaser or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Shares or the assets of the Purchaser;

(u)
the Purchaser has not retained, employed or introduced any broker, finder or other person who would be entitled to a brokerage commission or finder's fee arising out of the transactions contemplated herein;

(v)
there are no liabilities of the Purchaser of any kind whatsoever, contingent or otherwise, existing on the date hereof in respect of which the Purchaser may be liable on or after the completion of the transactions contemplated by this Agreement other than:

(i) liabilities disclosed or referred to in this Agreement, and

(ii)	liabilities incurred in the ordinary course of business, none of which is materially adverse to the business, operations, affairs or financial condition of the Purchaser;

all material transactions of the Purchaser have been or will at the Closing Date be properly recorded in the books and records of the Purchaser and the minute book of the Purchaser will, as of the Closing Date, contain records of all material contracts and meetings and proceedings of shareholders and directors thereof;

(w)
the Purchaser is not a reporting issuer in any Canadian jurisdiction. The Purchaser is a reporting company registered with the U.S. Securities and Exchange Commission under Section 12 of the 1934 Securities Exchange Act and, as of the Closing Date, will not be in default of any of the requirements of applicable securities legislation;

(x)	the Directors and Officers of the Purchaser are:
Ross McGroarty, Chairman, Secretary-Treasurer
David L. Hynes, President
George E. Mara, Director

(y)
the shares in the capital of the Purchaser are not subject to or affected by any actual or, to the knowledge of the Purchaser, pending or threatened cease trading, compliance or denial of use of exemptions order of, or action, investigation or proceeding by or before, any securities regulatory authority, court, administrative agency or other tribunal.

3.2           Survival - The representations and warranties of the Purchaser contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby will be true at and as of the Time of Closing as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or enquiries made by the Vendor prior to Closing or the waiver of any condition by the Vendor, the representations and warranties of the Purchaser will survive the Closing Date and notwithstanding the closing of the purchase and sale herein provided for, will continue in full force and effect for a period of one year from the Closing Date. In the event that any of the said representations and warranties are found by a court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained directly or indirectly by the Vendor then the Purchaser will pay the amount of such loss or damage to the Vendor within 30 days of receiving notice of judgment therefore provided that the Vendor will not be entitled to make any claim unless the loss or damage suffered will exceed the amount of $1,000.

4.            CONDITIONS PRECEDENT

4.1	General - The obligations of the Vendor and the Purchaser under this Agreement are subject to:

(a)	directors of the Purchaser passing resolutions prior to the Closing Date necessary to approve:

(i) the execution of this Agreement and the issuance of the Purchase Shares;

(b)	the Purchaser not having a material working capital deficiency or any material short or long term debt; and

(c)
the existing directors, officers and employees (if any) of the Purchaser resigning seriatim at a directors meeting and in writing with such written resignations to be in a form acceptable to Ungava and specifically to include a general release of the Purchaser and, prior to such director's serial resignations, the directors shall have elected replacement directors to the board of directors of the Purchaser as nominated by Ungava.

4.2            Vendor’s Conditions - All obligations of the Vendor under this Agreement are furthersubject to the fulfillment, at or before the Time of Closing, of each of the followingconditions:

(a) the representations and warranties of the Purchaser being true and correct as of theClosing Date and the Purchaser shall provide the Vendor with such written assurancesand releases from third parties as the Vendor may require;

(b)	all of the covenants and agreements of the Purchaser to be observed and performed on or before the Closing Date pursuant to the terms hereof will have been duly observed and performed; and

(c)
all governmental, administrative and other approvals or consent, including the approval of the securities regulatory authorities having jurisdiction, required in connection with the transactions provided for in this Agreement having been obtained.

4.3           Waiver by Vendor - The conditions set forth in section 4.2 of this Agreement are for theexclusive benefit of the Vendor and the Vendor may waive the conditions in whole or inpart by delivering to the Purchaser at or before the Time of Closing a written waiver to that effect stated to be made pursuant to this section and executed by the Vendor.

4.4           Purchaser's Conditions - All obligations of the Purchaser under this Agreement arefurther subject to the fulfillment, at or before the Time of Closing, of each of thefollowing conditions:

(a)    the representations and warranties of the Vendor being true and correct as of the ClosingDate and the Vendor shall provide the Purchaser with such assurances and releases fromthird parties as the Purchaser may require;

(b)    all of the covenants and agreements of the Vendor to be observed and performed on or before the Closing Date pursuant to the terms hereof will have been duly observed and performed;

(c)    all governmental, administrative and other approvals or consent, including the approval ofthe securities regulatory authorities having jurisdiction, required in connection with the transactions provided for in this Agreement have been obtained;

(d)    the Vendor shall grant the Purchaser Five Million (5,000,000) common share purchase warrants each good to purchase a Vendor common share at the price of $0.75 until August 31, 2012.

4.5             Waiver by Purchaser - The conditions set forth in section 4.4 of this Agreement are forthe exclusive benefit of the Purchaser and the Purchaser may waive the conditions in wholeor in part by delivering to the Vendor, at or before the Time of Closing, a written waiver to that effect stated to made pursuant to this section and executed by the Purchaser.

4.6             Termination of Agreement - This Agreement will terminate in the event that:

(a)	the conditions specified in section 4.1 hereof are not satisfied on or before the Closing Date;

(b)
any of the representations or warranties contained in Parts 2 and 3 of the Agreement are found to be materially untrue and such defect is not remedied within 30 days of notification of such defect to the satisfaction of the party who has notified the other of the material defect; or

(c)
the Purchaser and the Vendor mutually agree to terminate this Agreement; and in such event, this Agreement will be terminated and be ofno force and effect other than the obligations under Part 8 which shall survive such termination.

5. COVENANTS OF THE PURCHASER AND THE VENDOR

5.1            Purchaser's Covenants - The Purchaser covenants with the Vendor that:

(a)
it will use all reasonable efforts to forthwith obtain all consents, approvals, releases, assurances, or waivers that may be necessary or desirable in connection with the transactions contemplated hereby;

(b)	up to and including the Closing or the termination of this Agreement, thePurchaser will not, without the written consent of the Vendor:

(i) declare or pay any dividend, or make any distribution of its properties or assets ofits shareholders, or purchase or retire any of' its shares;

(ii)       allot or issue, or enter into any agreement for the allotment or issuance of, or grant anyother rights to acquire, shares in its capital stock or securities, convertible intoexchangeable for, or which otherwise carry the right to acquire, directly or indirectly, any shares in its capital;

(iii)
sell all or any material part of its assets, or agree to do or perform any act or enter into any transaction or negotiation which could reasonably he expected to interfere with or be contemplated by this Agreement, or which would render inaccurate any of the representations and warranties set forth in section 3 of this Agreement; or

(iv)
merge, amalgamate or consolidate into or with any entity. or enter into any other corporate reorganization; provided however that the provisions hereof shall not preclude either of the parties hereto, pending the Closing or the termination of this Agreement, whichever shall first occur, from carrying on their respective business in the normal course thereof;

(c)	it will disclose and provide to designated representatives of the Vendor copies of all of its material contracts, as soon as practicable; and

5.2            Vendor’s Covenants - The Vendor covenants with the Purchaser that up to andincluding the Closing or the termination of this Agreement:

(a)
it will use all reasonable efforts to obtain and to cause Ungava to obtain all consents, approvals, releases, assurances, or waivers that may be necessary or desirable in connection with the transactions contemplated hereby; and

(b) the Vendor will not, without the written consent of the Purchaser, cause Ungava to:

(i)	declare or pay any dividend, or make any distribution of Ungava's properties of assets to its shareholders, or purchase or retire any of its shares;

(ii)
allot or issue or enter into any agreement for the allotment or issuance of, or grant any other rights to acquire, shares in the capital stock of Ungava or securities, convertible into exchangeable for, or which otherwise carry the right to acquire, directly or indirectly, any shares in its capital, other than as the Purchaser and the Vendor agree in writing;

(iii)
sell all or any part of the assets of Ungava or agree to do or perform any act or enter into any transaction or negotiation which could reasonably he expected to interfere with or be contemplated by this Agreement, or which would render inaccurate any of the representations and warranties set forth in section 3 of this Agreement; or

(iv)
merge, amalgamate or consolidate into or with any entity, or enter into any other corporate reorganization; provided however that the provisions hereof shall not preclude either of the parties hereto or Ungava, pending the Closing or the termination of this Agreement, whichever shall first occur, from carrying on their respective business in the normal course thereof;

(c)	the Vendors will cause Ungava to disclose and provide copies of all of its material contracts to representatives of the Purchaser as soon as practicable; and

(d)
the Vendor will not, without the prior written consent of an authorized representative of the Purchaser, use the Purchaser’s name in any press release or other public disclosure statement, unless otherwise required to do so by law or a regulatory authority having jurisdiction.

6.            CLOSING

6.1
Place and Time - The sale and purchase of the Shares and the issuance of the Purchase Shares and the other transactions contemplated by this Agreement will take place as soon as possible at a closing (the "Closing") at the office of the Purchaser, Suite 2907, 2045 Lakeshore Blvd. West, Toronto, Ontario, to he held on a date (the "Closing Date" or "Date of Closing") not later than 10 days from the date of this agreement. Closing shall not occur held until the Purchaser’s SEC Form 8K disclosure documents are complete and ready for filing with the SEC.

6.2	Documents Delivered by Vendor - On the Closing Date the Vendor will deliver or cause to be delivered to the Purchaser:

(a)	certified copies of resolutions of the directors of the Vendor and Ungava consenting to the transfer of the Shares from the Vendor to the Purchaser;

(b)	certificates representing the Shares registered in the names of the Vendor, duly endorsed for transfer to the Purchaser or irrevocable stock powers transferring the Shares to the Purchaser;

(c)    certificates representing the Shares registered in the name of the Purchaser;

(d)    the Vendor’s common share purchase warrant certificate in favour of the Purchaser;

(e)
certificate on behalf of the Vendor, from a responsible Officer of the Vendor, certifying, as of the Date of Closing, that the representations and warranties of the Vendor set forth in this Agreement are true and correct as of the date of this Agreement and will he true and correct as of the Date of Closing as if made by the Vendor on the Closing Date;

(f)
an opinion of counsel to the Vendor and Ungava dated as of the Closing Date, addressed to the Purchaser and its counsel, in form and substance satisfactory to the Purchaser, acting reasonable, and including the following:

(i)	the due incorporation, existence and standing of Ungava and its qualification to carry on business;

(ii) the authorized and issued capital of Ungava;

(iii)	that the Shares have been duly authorized and issued and are fully paid and non-assessable:

(iv)	all necessary steps and proceedings have been taken in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein; and

(v)
that the Shares have been issued in compliance with applicable securities laws in Canada, the United States and that the distribution of the Purchase Shares hereunder does not amount to a distribution, directly or indirectly, under applicable U.S. securities laws, or to the extent it may, such distributions has been carried out in compliance with such laws; and

(g)	consents to act or other documents as may he required in connection with the appointment of any nominee of Ungava to the board of directors of the Purchaser.

6.2.1	Documents Delivered by Purchaser - On the Closing Date, the Purchaser will deliver or cause to be delivered to the Vendor:

(a)	a certified copy of the resolution of the directors of the Purchaser approving this Agreement and the transactions contemplated by this Agreement:

(b)	a certified copy of the resolutions of the directors of the Purchaser approving the issuance of the Purchase Shares to the Vendor;

(c)        copies of the Certificates representing the Purchase Shares in the names of the Vendor:

(d)
a certificate of the president of the Purchaser certifying, as of the Date of Closing, that the representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date of this Agreement and will be true and correct as of the date of Closing as if made by the Purchaser on the Closing Date:

(e)         written resignations and general releases of the existing directors and officers of thePurchaser;

(f)	a certified copy of the minutes of a directors meeting at which nominees of the Vendor are appointed, to the board of directors of the Purchaser;

(g)
an opinion of counsel to the Purchaser, dated as of the Closing Date, and addressed to the Vendor and their counsel, in form and substance satisfactory to the Vendor acting reasonably, including the following:

(i)	the due incorporation, valid existence and standing of the Purchaser and its qualification to carry on business;

(ii)the authorized and issued capital of the Purchaser;

(iii)	all necessary steps and proceedings have been taken in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein; and

(iv)	the due issuance of the Purchase Shares as fully paid and non-assessable and having been issued in accordance with applicable securities laws.

6.3           Legends on Certificates - if  the Vendor is a resident or citizen of the United States of America at the time of the Closing, the certificates) representing the Shares will be endorsed with the following or a similar legend: "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, of the United States of America (the "Act") or the securities laws of any state ("State") of the United States of America and may not he sold, transferred, pledged, hypothecated or distributed, directly or indirectly, to a U.S. person (as defined in Regulation S adopted by the U.S. Securities and Exchange Commission under the Act) or within the United States unless such shares are (i) registered under the Act and any applicable State securities act (a "State Act"), or (ii) exempt from registration under the Act and any applicable State Act and the Company has received an opinion of counsel to such effect reasonably satisfactory to or (iii) sold in accordance with Regulation S and the Company has received an opinion of counsel to such effect reasonably satisfactory to it.”

Legend. The Buyer agrees to the imprinting of the following legend on any certificatesrepresenting the Shares: “THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE “RESTRICTED SECURITIES” WITHIN THE MEANING   OF RULE 144(3) OF THE SECURITIES ACT AND MAY NOT BE RESOLD PUBLICLY UNDER RULE 144 UNTIL CERTAIN HOLDING PERIOD REQUIREMENTS ARE MET.”

7.            DUE DILIGINCE INVESTIGATIONS

7.1 Investigations - Each party may in a reasonable manner carry out such investigations and due diligence as to the other party, at all times, subject to the confidentiality provisions of Parts 8 and 9 hereof, as each party may deem necessary.

7.2    Access to Records - The parties agree that each shall have full and complete access to the other's books, records, financial statements, and other documents, articles of incorporation, by-laws, minutes of board of directors and its committees, investment agreements, material contracts, and as well such other documents and materials as the Vendors, Ungava or the Purchaser or their legal counsel, may deem reasonable and necessary to conduct an adequate due diligence investigation of each company, its operations and financial condition prior to the Closing.

8.             NON-DISCLOSURE

8.1    Covenants - Subject to the provisions of section 8.3 hereof, the parties, for themselves, their officers. directors, shareholders, consultants, employees and agents agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other's express written consent either:

(a)	the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions,

(b)	the substance or content of those discussions;

(c)	the possible terms and conditions of any proposed transaction,

(d)	any statements or representations (whether verbal or written) made by either in the course of or in connection with those discussions or

(e)
any written material generated by or on behalf of any party and such contacts, other than such disclosure as may he required under applicable securities legislation or regulations, pursuant to any order of a court or on a "need to know" basis to each of the parties' respective professional advisors.

8.3           Treatment of Documents - Any documents or written material generated by either party in the course of, or in connection with, the due diligence investigations conducted pursuant to this Agreement shall be marked "Confidential" and shall be treated by each party as a trade secret of the other party. Upon termination of this Agreement prior to Closing, all copies of any and all documents obtained by a party from the other, whether or not marked "Confidential", shall be returned to the other party forthwith.

8.4           Public Announcements - Notwithstanding the provisions of this section, the parties agree to make such public announcements of this Agreement promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

9         PROPRIETARY INFORMATION

9.2           Confidential Information - Each party acknowledges that any and all information which a party may obtain from, or have disclosed to it, about the other party constitutes valuable trade secrets and proprietary confidential information of the other party ("Confidential Information").

9.3           Non-Disclosure - The Vendor and the Purchaser, for themselves, their officers, directors, shareholders, consultants, employees and agents agree that they each will not disseminate, disclose or knowingly allow, permit or cause others to disseminate or disclose the Confidential Information of the other without the other's express written consent.

10       GENERAL

10.1         Time - Time is of the essence of this agreement.

10.2         Entire Agreement - The terms and provisions herein contained constitute the entire agreement between the parties and supersede all previous oral or written communications.

10.3         Governing Law - This Agreement will be governed by, construed and enforced in accordance with the laws of the Province of Ontario and the parties hereto submit and attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

10.4        Enurement - This Agreement and each of its terms and provisions will enure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators, personal representatives, successors and assigns.

10.5        Severability - If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way he affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

10.6         Assignment - This Agreement is not transferable or assignable without the written consent of the other parties.

10.7         Notices - All notices and other communications given in connection with this Agreement shall be in writing and shall, except in the event of mail strike, during which time all notices must be personally delivered, be sufficiently given if delivered in person or telefaxed or sent by registered mail, postage prepaid, to the parties of the following addresses

The Vendor:

Ungava Mines Inc.
P.O. Box 485
Port Credit Postal Station
Mississauga ON L5G 4M2
Attn: Allan Miller
Fax: 905 274 8554

The Purchaser:

Byron Americor Inc.
Suite 2907,
2045 Lakeshore Blvd. West
Toronto, Ontario M8V 2Z6
Attn: Ross McGroarty
E-mail: ross.mcgroarty@sympatico.ca
Fax: 416 594 6811

Any such notices or other communications sent by registered mail addressed as aforesaid shall be deemed to be received by the addressee thereof on the third business day after the mailing thereof Any such notices personally delivered or telefaxed shall be deemed delivered on the day of delivery. Any party hereto may change its address for service by notice in writing to the other parties hereto.

10.8        Further Assurances - The parties to this Agreement will with reasonable diligence do all such things and provide all such reasonable assurances as may he required to consummate the transactions contemplated by this Agreement, and each party to this Agreement will execute and deliver such further documents or instruments required by the other party as may be reasonably necessary or desirable for the purposes of giving effect to or perfecting the transactions contemplated by this Agreement and obtaining any required regulatory approvals, whether before or after the Closing.

10.9        Public Announcements - The parties hereto agree that all notices to third parties and all other press releases concerning the transactions contemplated by this Agreement will be jointly planned and coordinated and no party hereto will act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

10.10       Counterparts - This Agreement may be executed in as many counterparts as may he necessary or be facsimile and each such facsimile or counterpart so executed shall he deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

10.11       Costs and Expenses - Each party shall be responsible for their respective costs and expenses incurred by each of them in connection with the execution and delivery hereof and the completion of the transactions contemplated herein

IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement as of the day and year first above written.
SIGNED, SEALED and DELIVERED by

UNGAVA MINERALS CORP.

per ____________________
A.S.O.

per ____________________
A.S.O

BYRON AMERICOR INC.

per ____________________
Ross McGroarty, Chairman

per ____________________
George E. Mara, Director